                                                          EXHIBIT 10.4

                              The Millbrook Press Inc.
                               2 Old New Milford Road
                                Brookfield, CT 06804



                                                              December 13, 1996



Farrell Associates, Inc.
429 North Salem Road
Ridgefield, CT 06877

                          Re:  CONSULTING AGREEMENT

    Reference is made to the Consulting Agreement between Frank J. Farrell ("Farrell") and The Millbrook Press Inc. (the "Company") dated October 17, 1996. You hereby acknowledge that you are a corporation controlled by Mr. Farrell. This letter agreement amends and restates the Consulting Agreement between Frank J. Farrell and the Company.

1. TERM. This agreement is effective January 1, 1997 and covers the engagement of Frank J. Farrell as a consultant for the calendar years 1997 and 1998 under the direction of the Chief Executive Officer and/or Board of Directors.

2. DESCRIPTION OF RESPONSIBILITIES. You shall make Frank J. Farrell available as a consultant to the Company and Mr. Farrell shall devote his best efforts to the performance of his duties. Mr. Farrell will make himself available for a minimum of six months a year, such time periods to be determined by the Chief Executive Officer and/or the Board of Directors. Mr. Farrell will assist the Company with (i) cash management, (ii) its relations with respect to major vendors, (iii) its relations with respect to banks,
(iv) its relations with respect to legal advisors, (v) compliance with the legal requirements of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, (vi) its relations with respect to outside auditors and any audit-related issues, (vii) the development of internal controls, such as inventory and finance controls, (viii) due diligence and evaluation with respect to potential acquisitions, (ix) the development, review and critique of the Company's strategic planning
(x) relations with respect to its personnel and (xi) any other area which the Chief Executive Officer and/or the Board of Directors may request.

3. NON-COMPETITION. During the term of this letter agreement you and Mr. Farrell shall not engage in any activity that could be construed as competitive. The Chief Executive Officer and the

Board of Directors shall be the sole judge of what is competitive, and you and Mr. Farrell agree that you and Mr. Farrell will abide by their decision which shall be given in writing should the occasion arise. In the event of termination of this agreement by reason of the expiration of its terms or otherwise, you and Mr. Farrell agree that you will each not, during a period of twenty-four months thereafter, either directly or indirectly, induce or attempt to induce any of the personnel of the Company or of its affiliates to terminate their employment or association, nor shall you each engage in any activity which may be deemed competitive. In the event of a breach of the foregoing, the Company shall have the right to cancel all unpaid compensation which has accrued or which may thereafter accrue to your credit.

4.  COMPENSATION.  Millbrook agrees to provide you with the following:

A. Compensation for the calendar year 1997 at the rate of $60,000/per annum to be paid in 12 equal installments;

B. Compensation for the calendar year 1998 at the rate of $50,000/per annum to be paid in 12 equal installments;

C. Continuation of the office at 2 Old New Milford Road, Brookfield, CT 06804 through the term of this Agreement;

D.  Secretarial assistance will be available on an as needed basis.

It is understood that the Company will pay direct or that you will be reimbursed for traveling and other business expenses upon submission of statements supported by appropriate vouchers.

5. POLICIES OF THE COMPANY. You will induce Mr. Farrell to agree that he will abide by all policies, rules and regulations of the Company now and hereafter in effect, and that he personally will conform with and will cause all others under your direction to conform with such policies, rules and regulations.

6. SETTLEMENT OF CLAIMS. Any controversy or claim arising out of or relating to this agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, and any hearings in connection with such arbitration shall be held in New York City. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

7.  RELATIONSHIP BETWEEN THE PARTIES.  You will induce Mr. Farrell to agree
(i) to perform all services hereunder as an independent contractor and
(ii) not to hold himself out as a partner, joint venturer, co-employer or employee of the Company.

Nothing herein shall be deemed to create any association, partnership, joint venture or master and servant or employer and employee relationship between the parties hereto.

8. TAXES. You shall be solely liable and responsible for (i) any and all federal, state and local taxes based on or measured by his income or receipts ("Taxes") and (ii) the timely filing (and payment of Taxes in connection therewith) of all tax returns as required by law in a manner consistent with your status as an independent contractor. The Company shall have no responsibility for and no obligation to withhold at any source any federal, state or local income tax, or employee's portion under that Federal Insurance Contributions Act; provided, however, that nothing contained herein shall prevent the Company from withholding taxes as required by law.

9. BENEFITS. The Company shall have no obligation to provide benefits to you or Mr. Farrell other than as specifically provided in this letter agreement.

10. COOPERATION. You and Mr. Farrell shall take all reasonable steps to cooperate in the defense of any claims by any federal, state or local government authority against the Company or any of its affiliates, regarding Taxes assessed with respect to you.

11. SURVIVAL. Sections seven through ten of this letter agreement shall survive the termination of this letter agreement and remain in effect until the statute of limitation, including extensions thereof, for all claims by federal, state and local government authorities against the Company or its affiliates for Taxes expires.

12. TERMINATION. This letter agreement will serve as the only compensation agreement existing between the Company and yourself or Mr. Farrell. It is effective through December 31, 1998 and may be canceled by either party only on the basis of breach of any of the above terms and conditions. Such notice of breach will be given in writing and a period of 30 days will be allowed to cure such breach.

Sincerely,

The Millbrook Press Inc.


By: /s/
    --------------------------------
    Barry Fingerhut, Chairman of the Board


Agreed and Accepted:    Farrell Associates, Inc.


                        By:  /s/
                             --------------------------------
                             Frank J. Farrell

                        /s/
                        -------------------------------------
                        Frank J. Farrell